Exhibit 8

List of Subsidiaries and Affiliates of the Registrant

The following table sets forth the legal name, location and country of incorporation and percentage ownership of each of the registrant’s subsidiaries and affiliated companies:

Subsidiary/Affiliate Name	Country of Incorporation	Ownership Percentage

Magic Software Enterprises Inc.	United States	100%
CoreTech Consulting Group, LLC	United States	100%
CoreTech Consulting Group, Inc.	United States	100%
Magic Software Enterprises (UK) Ltd.	United Kingdom	100%
Hermes Logistics Technologies Limited	United Kingdom	100%
Magic Beheer B.V	Netherlands	100%
Magic Software Enterprises Netherlands B.V	Netherlands	100%
Magic Software Enterprises Spain Ltd.	Spain	100%
Magic Software Enterprises GmbH	Germany	100%
Magic Software Enterprises France S.A.R.L	France	100%
Magic Benelux B.V	Netherlands	100%
Magic Software Enterprises (Israel) Ltd.	Israel	100%
Magic Software Enterprises Italy S.r.l	Italy	100%
Magic Software Japan K.K	Japan	100%
Magic Software Enterprises India Pvt. Ltd.	India	100%
Onyx Magyarorszag Szsoftverhaz	Hungary	100%
CarPro Systems Ltd.	Israel	90.48%
Nextstep Infotech Prt. Ltd.	India	40%